EXHIBIT 21.1

LIST OF SUBSIDIARIES OF REGISTRANT

Expressco Investment Holdings Ltd., a limited liability company formed under the laws of British Virgin Islands;

Huge Life Enterprises Ltd, a limited liability company formed under the laws of Hong Kong;

Yunmeng Debang Industrial Co., Ltd., a limited liability company formed under the laws of the People’s Republic of China